Exhibit 99.1

News Release

May 6, 2015

Erin Energy Announces Key Management Change

Board Appoints New Chief Financial Officer

HOUSTON, May 6, 2015 – Erin Energy Corporation (“Erin Energy” or the “Company”) (NYSE MKT:ERN) announced today that Christopher J. Hearne will be appointed as Senior Vice President and CFO beginning June 1, 2015. Earl McNiel, the Company’s current CFO, will resign to pursue other interests effective May 31, 2015.

Mr. Hearne, 49, will join the Company from Serica Energy Plc, a publicly traded independent exploration and production company listed on the Alternative Investment Market in London (“AIM”), where he has served as CFO and member of the Board since 2005. Serica’s oil and gas assets are currently located in the UK’s North Sea, East Irish Sea and Atlantic margin and in Morocco and Namibia. At Serica, Mr. Hearne was initially tasked with preparing Serica for its successful initial public offering in London. Mr. Hearne contributed to Serica’s rapid growth to a company with a significant portfolio of assets in 8 countries and successfully raised financing through capital markets and commercial lending transactions, asset sales and farmouts.

Prior to joining Serica in 2005, Mr. Hearne was responsible for corporate finance at Intrepid Energy Plc from 1996 through 2004, where he contributed to the company’s growth from start-up to its sale for over US$1 billion. Prior to Intrepid, Mr. Hearne worked as an investment banker with Lehman Brothers International and Robert Fleming & Co.

Mr. McNiel has agreed to remain as a consultant to the Company to assist with the transition of duties to Mr. Hearne. Mr. McNiel’s departure is not related to any issues regarding financial disclosures, accounting or legal matters.

Kase Lawal, Chairman and CEO of Erin Energy commented: “We appreciate Earl’s hard work and his contributions to our efforts, and we wish him all the best in his future endeavors. We are excited to bring Chris on board and welcome him to the team. With his wealth of experience in corporate finance and capital markets in North America and the UK, we believe he will be a great addition to our company.”

About Erin Energy

Erin Energy Corporation is an independent oil and gas exploration and production company focused on energy resources in sub-Saharan Africa. Its asset portfolio consists of 9 licenses across 4 countries covering an area of 43,000 square kilometers (10 million acres), including current production and other exploration projects offshore Nigeria, as well as exploration licenses offshore Ghana, Kenya and Gambia, and onshore Kenya. Erin Energy is headquartered in Houston, Texas, and is listed on the New York and Johannesburg Stock Exchanges under the ticker symbol ERN.